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                                                                   EXHIBIT 10.10

REF.  #113089

                           COLLATERAL PRODUCT LICENSE

     THIS AGREEMENT is made effective October 30, l996, between MILLER BREWING COMPANY, a Wisconsin corporation with offices at 3939 West Highland Boulevard, Milwaukee, Wisconsin, 53208 ("Miller"), and LITTLEFIELD ADAMS & COMPANY, a New Jersey corporation with offices at 6262 Executive Boulevard, Huber Heights, OH 45424 ("Licensee").

                                   WITNESSETH

     WHEREAS, Miller has the exclusive right to license for commercial purposes the Licensed Trademarks depicted on Schedule A hereto (the "Licensed Trademarks:);

     AND WHEREAS, the parties desire that Licensee be granted the right to use the Licensed Trademarks in the Territory in connection with those products identified on Schedule B hereto (the "Licensed Products");

     NOW THEREFORE, in consideration of the premises and mutual covenants herein, the parties agree as follows:

     1. During the Agreement term, Miller hereby grants to Licensee the non-exclusive right (only for retail sales within the Territory market and only with respect to products having all the characteristics of the Licensed Products identified on Schedule B), to use the Licensed Trademarks in connection with the manufacture and marketing of the Licensed Products. No activity outside of the Territory is authorized hereunder except that Licensee may produce the Licensed Products outside the U.S. (or have others do so for it) but only if no sales (except to Licensee) take place outside the Territory as a result of this activity. "Retail sales" means sales of Licensed Product directly to the ultimate consumer; provided that such sales are through the distribution channels set forth in Paragraph 6 herein. Miller retains the right to use the Licensed Trademarks as it sees fit outside the Territory, to use the Licensed Trademarks on other products besides Licensed Products anywhere, and to use the Licensed Trademarks on the Licensed Products for activity in the Territory other than for the retail sales market. No License is granted hereunder for the manufacture, sale or distribution of Licensed Products as premiums, in combination sales, as giveaways, or to be disposed of under similar methods of merchandising. "Premium" means any article used for the purpose of increasing the sale of any other product or any service, including but not limited to incentives for sales

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forces, and trade and consumer incentives for fundraising.  "Territory" shall be limited to the United States, its territories and possessions, and United States Military PX's.

     2. The use of Licensed Trademarks shall only be in accordance with quality and other standards specified and approved by Miller. To this end:

         (a) Licensee shall submit four (4) preproduction samples of all Licensed Products and related containers, packaging and advertising, and all usage of Licensed Trademarks, for written approval by Miller (or Miller's designee, Hamilton Projects, Inc.) before the first use or distribution thereof (of each format). Such submission shall be approved or disapproved within fifteen (15) business days of receipt by Miller (or Miller's designee, Hamilton Projects, Inc.). Licensee will not depart from the quality and design of approved formats and samples without Miller's prior written permission. Upon distribution of the Licensed Products, Licensee shall also furnish Miller's designee, Hamilton Projects, Inc. with six (6) samples of each type of Licensed Product and ten (10) samples of all collateral materials (i.e., hangtags, packaging, advertising).

         (b)  The manufacture of Licensed Products may not be sublicensed.

         (c) Miller or its designated representatives shall have the right to inspect all manufacturing facilities for Licensed Products at any time, during reasonable business hours.

         (d) All Licensed Products and all usage of Licensed Trademarks will comply with all applicable alcoholic beverage advertising restrictions and safety standards, and all other applicable laws and regulations, and will be accompanied by such notices and markings as Miller shall specify (e.g. "Manufactured Under License," "TM," etc.).

         (e) Licensee's advertising and promotional material relating to Licensed Products will be truthful and in good taste, and will not be such as would be likely to damage or diminish the reputation of Miller, its identifications, or its products.




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     3.  In consideration of the rights granted hereunder, Licensee agrees to pay Miller's designee, Hamilton Projects, Inc.:

         (a) a non-refundable advance against royalties of Ten Thousand Dollars $10,000.00, made payable to Miller's designee, Hamilton Projects, Inc. This Paragraph 3(a) advance will not be refunded even if not earned by actual royalties prior to termination; and

         (b) a royalty of ten percent (10%) of "Billings" for all sales or other commercialization of Licensed Products.

         (c) Licensee agrees to pay Miller's designee, Hamilton Projects, Inc., the minimum guaranteed royalty payments set forth on Schedule C according to the payment schedule set forth therein regardless of whether actual royalties reach that amount. Minimum guaranteed royalty payments shall be applied only against the period they relate to and excess royalties in any period may not be credited against periods having deficiencies. Upon termination of the Agreement under Paragraph 8 herein, all minimum guaranteed royalty payments shall be immediately due and owing to the extent not paid. All royalty payments shall be sent to, and payable to, Miller's designee, Hamilton
Projects, Inc.

         (d) Payment shall be made on a calendar quarter basis, with payment for each quarter to be made by the fifteenth day of the month following the end of the calendar quarter.

         (e) "Billings" means the total of the gross prices charged to customers for all sales or other commercialization of Licensed Products after deducting any credits for returns actually made or allowed. In computing Billings no costs incurred in manufacturing, selling, advertising or distributing the Licensed Products covered by this Agreement or any indirect expenses shall be deducted, nor shall any deduction be made for uncollectible accounts, cash discounts or similar allowances. Sales (or commercialization) shall be deemed to have been made on the day of shipment or the date of invoice, whichever is first, regardless of when or whether payment is received by Licensee. Royalties relating to Licensed Products that are returned may be offset against previous credits for the returned item, but only where the return can be documented (no return reserve or estimates), and only when the return occurs within three months of the shipment.



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         (f)  Payment for each calendar quarter shall be accompanied by a detailed statement showing, by product and customer, the charges, returns, sales and other commercialization of Licensed Products during such quarter. Such statement and payment shall be sent to, and payable to, Miller's designee, Hamilton Projects, Inc.

         (g) To the extent there are any below cost sales, or transfers to related or affiliated entities, these shall be reported and shall be treated as the greater of sales made at Licensee's then current prices for arm's length transactions or actual charges.

     4. Licensee will obtain no ownership rights in the Licensed Trademarks by virtue of any of its activities hereunder, and all uses of the same shall inure only to Miller's benefit. Licensee shall have no right to take or require any action with regard to obtaining, maintaining, or enforcing registrations or rights in the Licensed Trademarks, but will report promptly to Miller any suspected infringements of the Licensed Trademarks.

     5. Licensee agrees to keep at a single U.S. Location accurate books of account and records covering all transactions relating to the subject matter herein. Miller and its duly authorized representative shall have the right at all reasonable hours of the day to examine such books of account and records in Licensee's possession or under its control with respect to the subject matter and terms of this Agreement, and shall have free and full access thereto for such purposes and for the purpose of making extracts therefrom. All such books of account and records shall be kept available for at least two years after the termination of this Agreement. Licensee further agrees that it will designate a record identification symbol or number which will be used exclusively in connection with all documents relating to the Licensed Products (and with no other articles which Licensee may manufacture, sell or distribute). In the event that Miller's duly authorized representatives shall discover that Licensee has underpaid Miller by more than 3% in any such examination, Licensee shall reimburse Miller for its costs of such examination plus the deficiency. Moreover, in the event Licensee has underpaid Miller by ten percent (10%) or more, Miller shall have the right to terminate the agreement in addition to receiving such sums.




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     6.  Licensee agrees to use its best efforts during the Agreement term to sell, distribute and supply the Licensed Products throughout the U.S. on or before December 01, 1996. Licensee's right are hereby limited to the following distribution channels only: Mass Mkt. Discount Chains and Department Store Chains.

     7. Miller does not warrant or guarantee any Licensed Products, and Licensee will not expressly or impliedly indicate otherwise. Licensee shall be solely responsible for all claims resulting from its failure to comply with any provision hereof or otherwise resulting from its activities hereunder, and shall indemnify and defend Miller (and Hamilton Projects, Inc.) with respect to any claims, damages, attorney fees and other loses and expenses incurred by either (or their agents or employees) as a result of such claims or activities. In addition, Licensee shall, throughout the useful life of all Licensed Products it sells (and throughout this Agreement), obtain and maintain product liability insurance having combined single limits in the amount of not less than One Million Dollars ($1,000,000), by a policy naming Miller and Hamilton Projects, Inc. as co-insureds and providing that the same may not be canceled without at least thirty days prior notice to Miller and Hamilton Projects, Inc. Copies of certificates evidencing such insurance must be provided by Licensee to Miller (attention Corporate Banking And Insurance) and Hamilton Projects, Inc. prior to Licensee's exercise of its rights hereunder.

     8. This Agreement shall be effective as of the date first written above, and unless otherwise terminated earlier as provided below it shall run for a term of two (2) years and three (3) months (October 01, 1996 - December 31,
1998). This Agreement shall terminate automatically if Licensee is or becomes bankrupt or insolvent or makes any arrangement for the benefit of creditors. Also, if Licensee is in default hereunder, and if such default is not completely cured within thirty days of written notice thereof by Miller, Miller may terminate this Agreement by written notice. Failure to give notice of or terminate for any default shall not operate as a waiver with respect to continued or subsequent defaults.

     9. After termination of this Agreement, Licensee shall have no further right to manufacture, advertise, distribute, sell, or otherwise deal in (or use) any Licensed Trademarks




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(or any confusingly similar marks), except as hereinafter provided.  Upon a termination:

         (a) Licensee shall prepare a detailed inventory list of Licensed Products then in its possession or control, and submit the same to Miller within ten (10) business days of the termination.

         (b) Miller shall then have twenty (20) business days thereafter to decide whether to purchase any or all inventory with the exception of inventory necessary to fill existing orders, at the lower of Licensee's cost or fair market value. If Miller exercises such right of purchase, Licensee shall deliver the inventory referred to in Miller's notice to Miller within ten (10) business days after Miller's notice. Miller shall then pay Licensee (but only for such delivered inventory as is in marketable condition) within thirty (30) days after Miller's receipt.

         (c) If Miller does not elect to purchase the inventory, for Licensed Products fully meeting the quality control standards of this Agreement which were produced prior to termination, Licensee, on an non-exclusive basis, may dispose of the articles, but only for a period of ninety (90) days after termination provided all payments with respect to Paragraph 3 hereof.

         (d) Except as otherwise specifically provided in this paragraph, all of the rights of Licensee under this Agreement shall terminate as of the date of termination, and shall revert immediately to Miller. All royalties on sales theretofore made shall become immediately due and payable, and Licensee shall discontinue forthwith all use of the Licensed Trademarks.

     10. This Agreement sets forth the final and complete understanding of the parties with respect to this subject matter. It is understood and agreed that there are no other representations with respect to this Agreement, and this Agreement supersedes all prior discussions, agreements and undertakings relating to the subject matter hereof. It is further agreed that the rights, interests, understandings, agreements and obligations of the respective parties pertaining to the subject matter of this Agreement may not be amended, waived, modified or supplemented in any respect except by a subsequent written instrument evidencing the express written consent of each of the parties duly executed




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by the parties.  Any terms inconsistent with or additional to the terms set forth in this Agreement which may be included with a purchase order, acknowledgment, invoice, etc., of either party shall not be binding on the other party hereto.

     11. This Agreement shall be interpreted and construed in accordance with the internal laws of the State of Wisconsin.

     12. Notices required or permitted hereunder shall be given by first class mail, postage prepaid, to the parties at the addresses set forth at the beginning of the Agreement, with copies to Hamilton Projects, Inc., 1700 Broadway, New York, New York 10019, or such other addresses as may be specified by written notice; provided that Licensee must send an additional copy of any legal notice to Miller to the attention of Miller's "Legal Department" in order for the notice to be binding on Miller.

     13. Nothing herein contained shall be construed to place the parties in the relationship of partners, joint venturers or agents, and Licensee shall have no power to obligate or bind Miller in any manner whatsoever with respect to third parties.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first set forth above.


                                            MILLER BREWING COMPANY


                                            By  /s/Dennis Madigan
                                                ----------------------

                                            TITLE  Director Marketing Materials
                                                   Corporate Purchasing

                                            LITTLEFIELD ADAMS & COMPANY

                                            By  /s/ David M. Simmonds
                                                ----------------------

                                            TITLE  President & CEO


Ref. #113089


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Ref.  #113089

                        Schedule A - Licensed Trademarks


     Licensed Trademarks means and shall be deemed to mean the MILLER GENUINE DRAFT Beer, MILLER Beer, MILLER LITE Beer identifications, including their logos, symbols, trademarks, copyrights, likenesses, depictions, sobriquets and photographs to the fullest extent that Miller has, or may hereafter obtain title or right thereto. Specifically excluded from the Licensed Trademarks granted hereunder is the RED DOG logo and graphics developed by Plank Road Brewery.


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Ref. #110389

                         Schedule B - Licensed Products

Property-identified 100% cotton T-shirts and cotton/poly sweatshirts in adult sizes M, L, XL, XXL, and boxer shorts.

Licensee agrees to achieve Minimum Net Sales for the Licensed Product(s) herein during the Term of this Agreement as follows:

            $100,00  (US Dollars)
            Detailed as follows:
            $100,000.00  October 01, 1996 - December 31, 1998



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Ref. #113089

                         Schedule C - Minimum Guarantee



             TOTAL GUARANTEE:    Ten Thousand Dollars $10,000.00

             The guarantee is due and payable as follows:





             Upon Signing  $10,000.00 Adv. & Guarantee